As filed with the Securities and Exchange Commission on April 30, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BALLY TOTAL FITNESS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	7991	36-3228107
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
(773) 380-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PAUL A. TOBACK
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
(773) 380-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
IRV BERLINER
Kahn, Kleinman,
a Legal Professional Association
1301 East Ninth Street, Suite 2600
Cleveland, Ohio 44114-1823
(216) 696-3311

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

       If delivery of the prospesctus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

===========================================================================================
                                       |            | Proposed  |  Proposed   |
                                       |            | Maximum   |  Maximum    |
                                       |   Amount   | Offering  |  Aggregate  |  Amount of
      Title of each Class of           |   to be    | Price per |  Offering   |Registration
    Securities to be Registered        | Registered | Share (1) |  Price (1)  |     Fee
---------------------------------------|------------|-----------|-------------|------------
Common Stock, $.01 par value per share |   735,701  |  $ 5.38   | $ 3,958,071 |   $ 364
===========================================================================================

  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Such price is based upon the average of the high and low price per share of the Registrant’s common stock for the five days ending April 29, 2003, as reported on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8 (a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated April 30, 2003

PROSPECTUS

735,701 SHARES

[Bally Total Fitness Logo]

BALLY TOTAL FITNESS HOLDING CORPORATION

COMMON STOCK

       This prospectus relates to the public resale, from time to time, of an aggregate of 735,701 shares of common stock, $.01 par value, of Bally Total Fitness Holding Corporation, by Lee S. Hillman, our former Chairman, Chief Executive Officer and President, or his transferees, pledges, donees or successors, as described below in the section entitled “Selling Stockholders.” These shares will be issued in the event warrants issued to Mr. Hillman are exercised.

       We will not receive any of the proceeds from the sale by the selling stockholders of the shares covered by this prospectus.

       Our common stock is traded on the New York Stock Exchange under the symbol “BFT.” On April 29, 2003, the last sale price of the shares as reported on the New York Stock Exchange was $6.05 per share.

       Investing in our common stock involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 4.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2003

       Unless otherwise indicated, the terms “Bally,” “we,” “us,” and “our” refer to Bally Total Fitness Holding Corporation and, where appropriate, our subsidiaries, and the term “selling stockholder” refers to Lee S. Hillman or his transferees, pledges, donees or successors.

       You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       Certain statements under the heading “Risk Factors” and elsewhere in this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the impact of our debt structure; risks related to acquisitions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions; those items set forth under the heading “Risk Factors”; and other factors referenced in this prospectus.

BALLY TOTAL FITNESS HOLDING CORPORATION

       We are the largest commercial operator of fitness centers in North America in terms of revenues, the number of members, and number and square footage of facilities. As of February 28, 2003, we operated 412 fitness centers and had approximately four million members. Our fitness centers are concentrated in major metropolitan areas in 29 states and Canada, with 345 fitness centers located in the top 25 metropolitan areas in the United States and Toronto, Canada. We operate fitness centers in over 50 major metropolitan areas representing 63% of the United States population and over 16% of the Canadian population. Our members made more than 150 million visits to our fitness centers in 2002.

       We offer value to our members by providing access to state-of-the-art fitness facilities with affordable membership programs. Bally fitness centers feature an outstanding selection of cardiovascular and strength equipment and offer extensive personal training, weight management and group fitness training programs. In addition, many of our fitness centers include pools, racquet courts, spinning rooms or other athletic facilities. Our new fitness center prototype achieves efficiency by focusing on those fitness services our members use most frequently. We have clustered our fitness centers in major metropolitan areas in order to reach the greatest population and achieve marketing and operating efficiencies. Over 86% of our fitness centers are located in markets in which we have five or more facilities, with our largest concentrations in the New York City, Los Angeles, Chicago, Baltimore/Washington, D.C., Boston, Dallas, Houston, Detroit, San Francisco, Toronto, Portland, Seattle, Philadelphia, Atlanta and Miami areas.

       The majority of our fitness centers use the service mark “Bally Total Fitness®,” including 10 upscale centers that are known as “Bally Sports ClubsSM.” The nationwide use of the service mark enhances brand identity and increases advertising efficiencies. Pursuant to our strategy of targeted market segmentation, we have opened or acquired new facilities during the past few years that operate under upscale brands, including 23 fitness centers as “Crunch FitnessSM,” 10 fitness centers as “The Sports Clubs of Canada™,” seven as “Pinnacle Fitness®” and six as “Gorilla SportsSM.”

       Our primary target market for Bally Total Fitness branded club new members is the 18 to 34-year old, middle income segment of the population, with secondary target markets including older and higher income segments. We market ourselves to these consumer segments through the use of a variety of membership options and payment plans. Our membership options range from single-club memberships to premium memberships, which provide additional amenities and access to all of our fitness centers nationwide. Similarly, we offer a broad range of payment alternatives. Typically, our Bally Total Fitness branded club members pay an initial membership fee which can either be financed or paid-in-full at the time of joining. Members who choose to finance their initial membership fee generally do so for up to 36 months, subject to state, provincial, and local regulations and minimum down payment requirements. In addition to the initial membership fee, members are generally required to pay monthly membership dues in order to use our fitness facilities. We believe the various memberships and payment plans offered, in addition to our strong brand identity and the convenience of multiple locations, constitute distinct competitive advantages. The primary target market for our upscale branded clubs is the 18 to 49-year old, middle to upper income segment of the population. Membership plans in our upscale clubs generally include a higher level of club amenities than the Bally Total Fitness clubs and are also differentiated by single, multi-club, and all-club membership programs. New members of our upscale clubs generally pay a lower initial membership fee than new members of our Bally Total Fitness clubs but pay higher monthly dues throughout the life of the membership.

       We make certain filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports, available free of charge through our website, www.ballyfitness.com, as soon as reasonably practicable after they are filed with the Securities and Exchange Commission. Our press releases are also available on our website.

RISK FACTORS

       You should consider carefully the risks described below before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Substantial Leverage — Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our debt obligations.

       We have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could:

  increase our vulnerability to general adverse economic and industry conditions;

  limit, along with the financial and other restrictive covenants associated with our indebtedness, our ability to borrow additional funds or refinance existing debt;

  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures and other general corporate purposes; and

  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

       Failing to comply with any covenants contained in our indebtedness could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

       As of December 31, 2002, total indebtedness (including outstanding letters of credit of $4.6 million) was approximately $731.4 million. Long-term debt (less current maturities of $28.9 million) was approximately 56% of total capitalization.

       Certain of our outstanding debt exposes us to market risk from changes in interest rates. The outstanding loan balance under our bank credit facility and floating rate accounts receivable-backed variable funding certificates bear interest at variable rates based on prevailing short-term interest rates in the United States and Europe. Based on 2002’s average outstanding balance of these variable rate obligations, a 100 basis point change in interest rates would change interest expense in 2002 by approximately $3.3 million. For fixed rate debt, such as our senior subordinated promissory notes and securitization facility, interest rate changes affect their fair market value but do not impact earnings or cash flows. We have purchased an interest rate cap at 8.50% for our floating rate accounts receivable-backed variable funding certificates, for which $155.0 million was outstanding as of December 31, 2002. We cannot be certain that this interest rate cap will adequately protect us from interest rate fluctuations, however.

Products and Services Initiatives — The positive results achieved from introducing products and services during the most recent three years may not continue in the future.

       We have introduced a number of business initiatives to capitalize on our brand identity, distribution infrastructure (approximately 412 facilities), significant member base (approximately four million members) and frequency of visitation. However, before 1998, we had not previously generated significant revenues from any of these new business initiatives and they may not be successful in the future. These initiatives primarily focus on selling ancillary products and services to our members within our fitness centers and include: providing personal training services, selling private-label nutritional products, opening retail stores within our fitness centers that sell nutritional products, work-out apparel and related accessories, marketing credit card programs to members and rehabilitative and physical therapy services. We have limited experience in marketing products to our members.

The sale and marketing of nutritional products, work-out apparel and related accessories involve significant risks of competition. See “— Competition.”

Competition — We may not be able to continue to compete effectively in each of our markets in the future.

       We are the largest operator, or among the largest operators, of fitness centers in every major market in which we operate fitness centers. Within each market, we compete with other commercial fitness centers, physical fitness and recreational facilities established by local governments, hospitals and businesses for their employees, the YMCA and similar organizations and, to a certain extent, with racquet, tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. We also compete, to some extent, with entertainment and retail businesses for the discretionary income of our target markets. We may not be able to continue to compete effectively in each of our markets in the future. Additionally, competitive conditions may limit our ability to maintain or increase pricing of initial membership fees and may impact our ability to attract new members.

       As we pursue new business initiatives, particularly the sale of nutritional products and apparel, we will be competing against large, established companies with more experience selling products on a retail basis. In some instances, our competitors for these products have substantially greater financial resources than us. We may not be able to compete effectively against these established companies.

Seasonality of Business

       Historically, we have experienced greater membership fee originations in the first quarter and lower membership fee originations in the fourth quarter. Our products and services may have the effect of further increasing the seasonality of our business.

Government Regulation — Our operations and business practices are subject to regulation and any changes in the law may have a material adverse effect on us.

       Our operations and business practices are subject to regulation at federal, state and local levels. The general rules and regulations of the Federal Trade Commission, and of state and local consumer protection agencies, apply to our advertising, sales and other trade practices. Any changes in any statutes, rules or regulations could cause us to change our operations and business practices and could increase the costs of regulatory compliance, either of which could have a material adverse effect on our financial condition and results of operations.

Potential Impact of Anti-Takeover Provisions — Certain provisions of our Certificate of Incorporation and Bylaws make it more difficult to acquire Bally without the approval of our Directors.

       Our Restated Certificate of Incorporation and the Amended and Restated By-Laws may inhibit changes in control of Bally not approved by our Board of Directors. These provisions include a stockholder rights plan, a classified Board of Directors, advance notice provisions for nominations for election of candidates to the Board of Directors and a “fair price provision.” The stockholder rights plan, under which one right entitling the holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a price of $40 per share (subject to adjustment) is attached to each outstanding share of common stock, renders an acquisition of control of Bally in a transaction not approved by the Board of Directors more difficult. Our 1996 Long-Term Incentive Plan provides for acceleration of stock options and restricted stock awards upon a change in control of Bally which has the effect of making an acquisition of control of Bally more expensive. These agreements may also inhibit a change in control of Bally and may have a negative effect on the market price of our common stock. The indenture governing subordinated promissory notes we issued also includes change in control provisions that provide, among other things, that upon a change in control of Bally, the holders of the subordinated promissory notes may require us to repurchase them at 101% of the principal amount. A change in control of Bally constitutes a default under our revolving credit agreement. In addition, some of our officers have severance compensation agreements that provide for substantial cash payments and acceleration of other benefits in the event of a change in control of Bally.

Dividend Policy; Restrictions on Payment of Dividends — We have never paid any dividends to our stockholders and do not anticipate doing so in the foreseeable future.

       We have not made dividend payments on our common stock since we became a public company in January 1996, and do not anticipate paying dividends in the foreseeable future. The terms of our revolving credit agreement restrict us from paying dividends without the consent of the lenders during the term of the agreement. In addition, the indenture for our subordinated promissory notes generally limits dividends paid to the aggregate of 50% of consolidated net income earned after January 1, 1998 and our net proceeds from any stock offerings and the exercise of outstanding stock options and warrants.

Future Sale and Price of Common Stock — Outstanding options and warrants may have an adverse effect on the market price of shares of Common Stock.

       As of March 31, 2003, 34,002,195 shares of common stock were outstanding after giving effect to the issuance of the shares offered hereby. We have (i) outstanding options to purchase 3,628,758 shares of common stock with a weighted-average exercise price of $20.43 per share, and (ii) the ability to grant options under our stock option plans. Our employees have the ability under our Employee Stock Purchase Plan, to purchase an additional 199,336 shares of common stock. The effect, if any, on the market price of our common stock prevailing from time to time as a result of the additional shares of common stock that would be outstanding upon the exercise of stock options and warrants is unpredictable, and no assurance can be given that the effect will not be adverse.

Our Stock Price Is Volatile — Therefore, the value of your investment may fluctuate significantly.

       The market price of our common stock has fluctuated and may continue to fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, the stock market in general has experienced dramatic price and volume fluctuations from time to time. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations which may continue indefinitely.

       Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “BFT.” The following table sets forth, for the periods indicated, the high and low quarterly sales prices for a share of our common stock as reported on the NYSE.

                                                 High          Low
                                               -------       -------
2001:
   First quarter                               $ 33.94       $ 25.75
   Second quarter                                30.00         22.90
   Third quarter                                 29.70         18.90
   Fourth quarter                                22.49         17.85

2002:
   First quarter                               $ 22.45       $ 15.51
   Second quarter                                24.10         17.85
   Third quarter                                 19.15          9.17
   Fourth quarter                                 9.91          5.70

       As of February 28, 2003, there were 7,920 holders of record of our common stock.

USE OF PROCEEDS

       The shares to be offered, if any, will be for the account of the selling stockholders. Accordingly, we will not receive any of the proceeds from the sale of the shares.

SELLING STOCKHOLDERS

       The selling stockholders may acquire the shares covered by this prospectus in connection with the exercise of certain warrants issued pursuant to a Warrant Agreement between us and Bally Entertainment Corporation dated as of December 29, 1995, as amended by an agreement between us and Lee S. Hillman (as successor to Bally Entertainment Corporation) dated as of January 21, 2003. Mr. Hillman served on our board of directors since 1992, as our President and Chief Executive Officer beginning in 1996, and as our Chairman from November 2000 until his retirement from Bally in December 2002. The warrants issued pursuant to the Warrant Agreement are currently held by Mr. Hillman, although they are transferable under the terms of the Warrant Agreement at any time without limitations as to the identity or number of transferees. Holders of these warrants may purchase 735,701 shares of common stock at an exercise price of $5.26 per share; provided, that in the event of an exercise of warrants by Mr. Hillman, if the price of our common stock is less than $8.31 per share on the last trading day prior to exercise, the exercise price shall be reduced by the lesser of $1.00 and the difference between $8.31 and such share price.

       In any event, the exercise price is also subject to certain adjustments upon:

  distributions of our common stock;

  reclassifications, subdivisions or combinations involving our common stock; or

  below market issuances of convertible or exchangeable securities.

       We are registering all 735,701 shares covered by this prospectus on behalf of the selling stockholders. The selling stockholders may sell or otherwise transfer any of their shares or warrants before or after the registration statement that includes this prospectus becomes effective, subject only to restrictions under applicable law.

       The table below sets forth certain information as of the date of this prospectus with respect to the shares of our common stock beneficially held by Mr. Hillman, who is the current holder of the warrants. However, as described above, under the terms of the Warrant Agreement, the warrants and common stock underlying the warrants are transferable by Mr. Hillman or his transferees. Accordingly, there can be no assurances that Mr. Hillman will be a selling stockholder at the time the shares of common stock covered by this prospectus are offered. See “Plan of Distribution.”

                                                     Shares of
                                                      Common    Shares of Common Stock
                             Shares of Common Stock    Stock    Owned Following Offer
                              Currently Owned (1)    Offered(2)       and Sale (3)
                             ----------------------- ---------- ----------------------
Name of Selling Stockholder    Number  % of Class(4)   Number   Number   % of Class(4)
---------------------------  --------- ------------- ---------- -------  -------------

Lee S. Hillman               1,439,701      4.33%     735,701   704,000       2.12%

  Includes shares of common stock subject to (i) options vesting within 60 days of the date of this prospectus and (ii) the warrants.

  Assumes that Mr. Hillman exercises all of the warrants and offers all of the shares covered by this prospectus.

  Assumes that Mr. Hillman exercies all of the warrants, offers and sells all of the shares covered by this prospectus and does not acquire any additional shares of common stock.

  As of March 31, 2003, when there were 33,266,494 shares of common stock outstanding.

       We are a party to a registration rights agreement with Mr. Hillman dated January 21, 2003 in respect of the shares of common stock underlying the warrants described above. Pursuant to the registration rights agreement, we have agreed to pay all expenses incurred in connection with the registration of the shares, including associated attorneys’ fees, but excluding any underwriting fees, discounts or commissions. We have also agreed to indemnify the selling stockholders and any of their agents, or investment advisors for all losses and expenses they may incur arising out of or based upon any untrue or alleged untrue statement of material fact in the registration statement that includes this prospectus or any omission or alleged omission required to be stated therein, unless such untrue statement or omission is based upon information with respect to them that they or someone acting on their behalf furnished to us in writing. We also have agreed to indemnify the underwriters, if any, and their directors, officers and owners to the same extent as the selling stockholders. Similarly, the selling stockholders have agreed to indemnify us and our officers, directors, and controlling persons against any losses and expenses incurred, by us or them, resulting from any untrue statement of material fact or omission of a material fact required to be stated in the registration statement, to the extent that such untrue statement or omission relates to any information with respect to them that they or someone acting on their behalf furnished to us in writing specifically for inclusion in the registration statement that includes this prospectus.

PLAN OF DISTRIBUTION

       The purpose of this prospectus is to permit the selling stockholders to offer for sale or to sell the shares covered by this prospectus at such time and at such prices as they, in their sole discretion, chooses. We will not receive any of the proceeds from these offerings or sales.

       The selling stockholders may sell or distribute some or all of the shares covered by this prospectus from time to time through dealers or brokers or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on the NYSE or other exchanges on which our common stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or their agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer or other agent might be in excess of those customary in the type of transaction involved. To the extent required, we will file, during any period in which offers or sale are being made, one or more supplements to this prospectus to set forth any other material information with respect to the plan of distribution not previously disclosed.

       The selling stockholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under this act.

       In connection with the offer and sale of the shares covered by this prospectus, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where the selling stockholders engage such broker-dealer and in any state where such broker-dealer intends to offer and sell such shares.

       Mr. Hillman and we have agreed not to effect any public sale distribution of common stock during 14 days prior to and during the 90 day period beginning on the effective date of the registration statement that includes this prospectus. Further, under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of any of the shares covered by this prospectus may not simultaneously engage in market activities with respect to the common stock for the applicable period pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including without limitation Rule 10B-5 and Regulation M, which provisions may limit the timing of purchases and sale of any of the shares covered by this prospectus by the selling stockholders. All of the foregoing may affect the marketability of these shares.

       We will pay substantially all expenses incident to this offering of the shares by the selling stockholders to the public other than commissions, concessions and discounts of brokers, dealers or other agents. The selling stockholders may indemnify any broker, dealer, or other agent that participates in transactions involving sales of these shares against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. We may agree to indemnify the selling stockholders and any such statutory “underwriters” and controlling persons of such “underwriters” against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

       We have agreed, subject to certain suspensions of effectiveness and adjustments to the period of effectiveness, to keep the registration statement that includes this prospectus continuously effective commencing on the date the registration statement becomes effective and ending on January 30, 2008 (or such shorter period that will terminate when all of the shares offered under this prospectus have been sold by the selling shareholders). In no event shall we have any obligation to keep the registration statement that includes this prospectus effective beyond January 30, 2008.

LEGAL MATTERS

       The validity of the shares will be passed upon for Bally by Kahn Kleinman, a Legal Professional Association, in Cleveland, Ohio.

EXPERTS

       Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the shares to be sold in this offering. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement. For further information about us and the shares to be sold in this offering, you should refer to the registration statement and to its exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement or other documents are not necessarily complete. You should refer in each instance to the copy of the agreement filed or incorporated by reference as an exhibit to the registration statement, each such statement being qualified in all respects by the document to which it refers. We are also required to file annual, quarterly and special reports, proxy statements and other information with the Commission.

       You can read the registration statement and the exhibits and schedules filed with the registration statement, or any reports, statements or other information we have filed or file, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the documents from such offices upon payment of the prescribed fees. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also request copies of the documents upon payment of a duplicating fee, by writing to the Commission. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the Commission, which you can access at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

       We have filed the following documents with the Commission pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated herein by reference:

  our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2003;

  our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2003;

  our Annual Report on Form 10-K for the year ended December 31, 2002 (file no. 0-27478);

  our Annual Report on Form 10-K/A for the year ended December 31, 2002 (file no. 0-27478); and

  the description of our common stock contained in Bally’s Registration Statement on Form 8-A/ A filed with the Commission on March 27, 1998 (file no. 0-27478).

       All documents filed by us, pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Any information incorporated by reference shall be modified or superseded by any information contained in this prospectus or in any other document filed later with the Commission, which modifies or supersedes such information. Any information that is modified or superseded shall become a part of this prospectus as the information has been so modified or superseded.

       We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, telephone (773) 380-3000.

735,701 Shares

[Bally Total Fitness Logo]

Bally Total Fitness Holding Corporation

Common Stock

PROSPECTUS

April 30, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

       The following table sets forth expenses in connection with the issuance of the Common Stock being registered. All of the amounts shown are estimates, except the registration fee:

    SEC registration fee............................................   $     364

    Accounting fees and expenses....................................       7,000

    Legal fees and expenses ........................................       7,000

    Printing expenses...............................................         500

    Miscellaneous expenses .........................................         136
                                                                       ---------

         Total .....................................................   $  15,000
                                                                       =========

Item 15.   Indemnification of Directors and Officers.

       Section 145 of the Delaware General Corporation Law permits the indemnification of the directors and officers of Bally. Bally’s By-laws provide that we will indemnify its officers, directors, employees and agents to the extent permitted by the Delaware General Corporation Law.

       Bally’s Certificate of Incorporation provides for the indemnification of directors and officers of Bally, and persons who serve or served at the request of Bally as a director, officer, employee or agent of another corporation, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties in amounts paid or to be paid in settlement) reasonably incurred with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative; provided, however, Bally shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by Bally’s Board of Directors. In the event a claim for indemnification by any person has not been paid in full by Bally after written request has been received, the claimant may at any time thereafter bring suit against Bally to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The right to indemnification conferred in Bally’s Certificate of Incorporation is a contract right and shall include the right to be paid by Bally the expenses incurred in defending any such proceeding in advance of its final disposition. Bally maintains insurance, at its expense, to protect itself and any director, officer, employee or agent of Bally against any such expense, liability or loss, whether or not Bally would have the power to indemnify such person against such expense, liability or loss under state law.

       Bally has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require, among other things, Bally to indemnify the officers and directors to the fullest extent permitted by law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Bally must also indemnify and advance all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and covers directors and officers under Bally’s directors’ and officers’ liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in Bally’s Certificate of Incorporation, they provide greater assurance to directors and officers that indemnification will be available because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or stockholders of Bally to eliminate the rights provided therein.

Item 16.   Exhibits and Financial Statement Schedules.

(a)   Exhibits

*4.1	Specimen stock certificate (filed as an exhibit to Bally’s Registration Statement on Form 8-A/A dated January 3, 1996, File No. 0-27478).

*4.2	Warrant Agreement dated as of December 29, 1995 between Bally Total Fitness Holding Corporation and Bally Entertainment Corporation (filed as an exhibit to Bally’s Registration Statement on Form S-1 dated January 3, 1996, registration no. 33-99844).

4.3	First Amendment dated as of January 21, 2003 to Warrant Agreement dated as of December 29, 1995 between Bally Total Fitness Holding Corporation and Bally Entertainment Corporation.

4.4	Registration Rights Agreement dated as of January 21, 2003 between Bally Total Fitness Holding Corporation and Lee S. Hillman.

5.1	Opinion of Kahn Kleinman, a Legal Professional Association.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Kahn Kleinman, a Legal Professional Association (contained in opinion filed as Exhibit 5.1).

24.1	Powers of Attorney for Bally (set forth on the signature page hereto).

* Incorporated by reference.

Item 17.   Undertakings.

       The undersigned registrant hereby undertakes:

       (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such plan of distribution in the registration statement;

       (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       The undersigned registrant hereby undertakes:

       (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2)   For purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 29, 2003.

BALLY TOTAL FITNESS HOLDING CORPORATION

By:	/s/ John W. Dwyer

John W. Dwyer
Executive Vice President, Chief Financial Officer
and Director

POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Paul A. Toback and John W. Dwyer, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Paul A. Toback	President, Chief Executive	April 29, 2003
Officer and Director
Paul A. Toback	(Principal Executive Officer)

/s/ John W. Dwyer	Executive Vice President, Chief	April 29, 2003
Financial Officer and Director
John W. Dwyer	(Principal Financial Officer)

/s/ Theodore P. Noncek	Vice President, Controller	April 29, 2003
(Principal Accounting Officer)
Theodore P. Noncek

/s/ Martin E. Franklin	Director	April 29, 2003

Martin E. Franklin

/s/ J. Kenneth Looloian	Director	April 29, 2003

J. Kenneth Looloian

/s/ James F. McAnally, M.D.	Director	April 29, 2003

James F. McAnally, M.D.

/s/ John W. Rogers, Jr.	Director	April 29, 2003

John W. Rogers, Jr.

/s/ Stephen C. Swid	Director	April 29, 2003

Stephen C. Swid

EXHIBIT INDEX

Exhibit
No.	Description

*4.1	Specimen stock certificate (filed as an exhibit to Bally’s Registration Statement on Form 8-A/A dated January 3, 1996, File No. 0-27478).

*4.2	Warrant Agreement dated as of December 29, 1995 between Bally Total Fitness Holding Corporation and Bally Entertainment Corporation (filed as an exhibit to Bally’s Registration Statement on Form S-1 dated January 3, 1996, registration no. 33-99844).

4.3	First Amendment dated as of January 21, 2003 to Warrant Agreement dated as of December 29, 1995 between Bally Total Fitness Holding Corporation and Bally Entertainment Corporation.

4.4	Registration Rights Agreement dated as of January 21, 2003 between Bally Total Fitness Holding Corporation and Lee S. Hillman.

5.1	Opinion of Kahn Kleinman, a Legal Professional Association.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Kahn Kleinman, a Legal Professional Association (contained in opinion filed as Exhibit 5.1).

24.1	Powers of Attorney for Bally (set forth on the signature page hereto).

* Incorporated by reference.

Exhibit 4.3

First Amendment to Warrant Agreement

       This First Amendment to Warrant Agreement (this “Amendment”), is made as of this 21st day of January, 2003, between Bally Total Fitness Holding Corporation (the “Company”) and Lee S. Hillman (“Mr. Hillman”).

       WHEREAS, the Company previously issued to Bally Entertainment Corporation (the “Former Holder”) warrants (the “Warrants”) to purchase up to Two Million Three Hundred Fifty-Seven Thousand One Hundred Eighty-Seven (2,357,187) shares of Common Stock, par value $.01 per share, of the Company (“Common Stock”), pursuant to the terms of a Warrant Agreement, dated as of December 29, 1995, between the Company and the Former Holder (the “Warrant Agreement”); and

       WHEREAS, Warrants to purchase up to 735,701 shares of Common Stock, which are represented by Warrant Certificate No. W-3, were subsequently transferred to Mr. Hillman (the “Outstanding Warrants”); and

       WHEREAS, the Outstanding Warrants owned by Mr. Hillman are the only outstanding Warrants that were issued pursuant to the terms of the Warrant Agreement; and

       WHEREAS, the Company and Mr. Hillman entered into a Separation Agreement, dated as of December 10, 2002, pursuant to which, among other things, Mr. Hillman resigned as President, Chief Executive Officer and Chairman of the Company (the “Separation Agreement”); and

       WHEREAS, pursuant to the terms of the Separation Agreement, the Company and Mr. Hillman are required to amend the Warrant Agreement in the manner set forth in this Amendment.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       1.   Definitions. Capitalized terms use herein and not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

       2.   Amendment to Warrant Agreement. The Warrant Agreement is amended as follows:

    Section 2.2 of the Warrant Agreement is hereby amended to extend the Exercise Deadline until December 31, 2007 by deleting the reference to “December 31, 2005” in subclause (iv) of Section 2.2 and inserting in lieu thereof the following: “December 31, 2007”.

    The second sentence of Section 2.2 of the Warrant Agreement is hereby amended to read in its entirety as follows:

    “The Company will take all such action required under and in accordance with the Registration Rights Agreement dated as of January 21, 2003 among the Company and Mr. Hillman.”

    Article III of the Warrant Agreement is hereby amended by adding the following Section 3.12 at the end thereof, which will read in its entirety as follows:

    “3.12. Down Side Protection Adjustment. In the event that the exercising Holder is Lee S. Hillman (“Mr. Hillman”) and the Closing Price on the trading day immediately preceding the date Warrants are exercised pursuant to Section 2.3 hereof (the “Down Side Closing Price”) is less than $8.31, the Exercise Price for the Warrants being exercised pursuant to such exercise shall be reduced by the lesser of (i) $1.00 and (ii) the difference between $8.31 and the Down Side Closing Price (the

    “Down Side Protection Adjustment”). Notwithstanding Section 1.3 hereof, the Down Side Protection Adjustment shall not apply to any Holder other than Mr. Hillman and shall not be transferable, provided, however, the Down Side Protection Adjustment shall apply and be transferable to any person who becomes a Holder as a result of a testamentary or intestate disposition by Mr. Hillman and, in such event, the term Mr. Hillman shall be deemed to refer to such new Holder. In the event that the Exercise Price is adjusted pursuant to any other Section of this Article III at anytime after the date hereof, the Down Side Protection Adjustment shall be appropriately adjusted to the extent necessary to preserve the economic value of the Down Side Protection Adjustment on the date hereof. The following is an example of how such equitable adjustment would be implemented in the event that the outstanding shares of Common Stock were doubled as a result of the Company subdividing the Common Stock by means of a stock split: References in this Section 3.12 to “$8.31” would be changed to “$4.155” and the reference in this Section 3.12 to “$1.00” would be changed to “$0.50.” The Down Side Protection Adjustment shall, if applicable, be made without the limitations specified in Section 3.3.”

    Section 5.3 of the Warrant Agreement is hereby amended to read to in its entirety as follows:

    “Section 5.3 Assignment. Subject to Section 3.12, all of the covenants and provisions of this Agreement by or for the benefit of the Company or the Holders shall bind and inure to the benefit of their respective successors and permitted assigns.”

       3.   Warrant Certificate. It shall not be necessary for the Warrant Certificate held by Mr. Hillman or his successors and assigns or other future holders of Warrants to reflect the changes to the Warrants set forth in this Amendment, and in the event of any conflict between the terms of this Amendment and the Warrant Certificate, the terms of this Amendment shall prevail. The Company agrees that upon any assignment of Warrants by Mr. Hillman or the issuance of any Warrant Certificate pursuant to Section 4.2 of the Warrant Agreement, the new Warrant Certificate shall reflect (i) the later Exercise Deadline of December 31, 2007 and (ii) the revised language on registration rights referenced in Section 2(B) of this Amendment.

       4.   Taxes. Notwithstanding anything to the contrary contained in the Warrant Agreement, Mr. Hillman shall be responsible for any taxes due or payable by him in connection with the execution of this Amendment, the exercise of the Warrants or the receipt of securities upon such exercise.

       5.   Amendment. All references in the Warrant Agreement to the term “Agreement” shall be deemed for all purposes to refer to the Warrant Agreement, as amended by this Agreement.

       6.   Remaining Provisions of Warrant Agreement. Except as expressly provided herein, the provisions of the Warrant Agreement shall remain in full force and effect in accordance with their terms and shall be unaffected by this Amendment.

       7.   Counterparts. This Amendment may be executed in counterparts, each of which when executed shall be deemed an original and both of which when executed shall be deemed one and the same instrument.

       8.   Headings. The headings to this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

       9.   Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to the principles of conflicts of law thereof.

       IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties hereto as of the date first above written.

BALLY TOTAL FITNESS HOLDING CORPORATION

By:	/s/ Cary A. Gaan

Name: Cary A. Gaan
Title: Senior Vice President

/s/ Lee S. Hillman

Lee S. Hillman

Exhibit 4.4

REGISTRATION RIGHTS AGREEMENT

       This Registration Rights Agreement (“Agreement”) is made and entered into as of the 21st of January, 2003, by and between Bally Total Fitness Holding Corporation, a Delaware corporation (the “Company”), and Lee S. Hillman (the “Holder”).

       WHEREAS, the Company previously issued to Bally Entertainment Corporation (the “Former Holder”) warrants (the “Original Warrants”) to purchase up to Two Million Three Hundred Fifty-Seven Thousand One Hundred Eighty-Seven (2,357,187) shares of Common Stock, par value $.01 per share, of the Company (“Common Stock”), pursuant to the terms of a Warrant Agreement, dated as of December 29, 1995, between the Company and the Former Holder (the “Warrant Agreement”); and

       WHEREAS, in connection with issuing the Original Warrants the Company and the Former Holder entered into a Registration Rights Agreement, dated as of December 29, 1995, pursuant to which the Company granted the Former Holder certain registration rights with respect to the shares of Common Stock that were issuable upon exercise of the Original Warrants (the “Bally Registration Rights Agreement”); and

       WHEREAS, Original Warrants to purchase up to 735,701 shares of Common Stock, which are represented by Warrant Certificate No. W-3, were subsequently transferred to the Holder (the “Warrants”); and

       WHEREAS, the Warrants owned by the Holder are the only outstanding Warrants that were issued pursuant to the terms of the Warrant Agreement; and

       WHEREAS, the Company and the Holder entered into a Separation Agreement, dated as of December 10, 2002, pursuant to which, among other things, the Holder resigned as President, Chief Executive Officer and Chairman of the Company (the “Separation Agreement”); and

       WHEREAS, pursuant to the terms of the Separation Agreement, the Company and the Holder are required to amend the Bally Registration Rights Agreement to provide for the rights and obligations contained herein; and

       WHEREAS, in lieu of amending the Bally Registration Rights Agreements, the Company and the Holder desire to enter into this Agreement to provide for the rights and obligations contained herein.

       NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

       1.   Securities Subject to this Agreement. For purposes of this Agreement, (a) the shares of Common Stock purchased and issued upon the exercise of the Warrants (“Warrant Shares”), and (b) any Common Stock issued or issuable with respect to the Warrant Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganizations, shall be deemed “Registrable Securities” until January 30, 2008, or such earlier time as (i) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement or (ii) such Registrable Securities are transferred pursuant to Rule 144 (or any similar provision then in force) under the Securities Act of 1933, as amended (the “Securities Act”), whichever is earlier.

       2.   Demand Registration.

         (a)   Request for Registration. At any time on or after the date hereof, the Holder may make a written request for the shelf registration under the Securities Act, on Form S-3 or on such other form as the Company may be eligible to use, of the Registrable Securities (the “Demand Registration”), provided that the Company need effect only one (1) Demand Registration pursuant to this Section 2(a). By execution of this Agreement, the Holder shall be deemed to have exercised the Demand Registration with respect to all of the Registrable Securities, and the Company agrees to file the registration statement contemplated by this Section 2(a) by not later than April 1, 2003 (subject to the Holder timely providing the Company with all information with respect to the Holder and the Holder’s intended method of disposition of the Registrable Securities that is required to be included in such registration statement).

         (b)   Effective Registration and Expenses. A registration will not be deemed a Demand Registration until it has become effective. In any registration initiated as a Demand Registration, the Company will pay or cause to be paid all Registration Expenses (as defined in Section 6 below) in connection therewith, whether or not the registration statement becomes effective.

         (c)   Underwriting. If the Holder so elects, the offering of such Registrable Securities or any portion thereof pursuant to such Demand Registration shall be in the form of an underwritten offering through the underwriter(s) the Holder designates; provided, however, that such underwriter must be reasonably satisfactory to the Company. If the underwriter does not limit the number of Registrable Securities to be underwritten in a Demand Registration, the Company may include securities for its own account or the account of others in such registration if the underwriters so agree and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

         (d)   Delay of Demand Registration. Notwithstanding any other provision of this Agreement, if the underwriters for the Company determine that an offering by the Company then being conducted or about to be conducted would be adversely affected by a Demand Registration, the Company may delay such a Demand Registration for a period of up to sixty (60) days.

       3.   Piggy-back Registration. If the Company proposes to file a registration statement (other than a Demand Registration) under the Securities Act with respect to an offering by the Company for its own account or for the account of others (other than a registration statement on Forms S-4 or S-8 (or any successor form then in effect) or filed in connection with an exchange offer or an offering of securities solely to the Company’s existing stockholders) of any class of equity security of the Company, then the Company shall in each case give written notice of such proposed filing to the Holder at least ten (10) days before the anticipated filing date, and such notice shall offer the Holder the opportunity to register such Registrable Securities the Holder may request (a “Piggy-back Registration”). Upon the request of the Holder received by the Company within ten (10) days after the receipt by the Holder of the Company’s notice of intention to file the proposed registration statement, the Company shall include in such registration and qualification for sale under the blue sky or securities laws of the various states, and in any underwriting in connection therewith, the number of shares of Registrable Securities held and requested to be registered by the Holder, which may be all or a part of the Holder’s Registrable Securities.

       The Company shall use all reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Holder to include such Registrable Securities in such offering on the same terms and conditions as any similar securities of the Company included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering delivers an opinion to the Holder that the number of shares which they or the Company intend to include in such offering is so large as to materially and adversely affect the success of such offering (including the price at which such securities can be sold), then the amount of securities to be offered for the account of the Holder shall be reduced to the extent necessary to reduce the number of shares to be included in such offering to the number recommended by such managing underwriter or underwriters.

       4.   Holdback Agreements

         (a)   Restrictions on Public Sale by the Holder. To the extent not inconsistent with applicable law, the Holder agrees not to effect any public sale or distribution of Common Stock during the fourteen (14) days prior to, and during the 90-day period beginning on, the effective date of a registration statement that includes Registrable Securities (except as part of such registration), but only if and to the extent requested in writing (with reasonable prior notice) by the managing underwriter or underwriters in the case of an underwritten public offering by the Company of securities similar to the Registrable Securities or by the Company in the case of such an offering that is not underwritten.

         (b)   Restrictions on Public Sale by the Company. The Company agrees not to effect any public sale or distribution of Common Stock during the fourteen (14) days prior to, and during the 90-day period beginning on, the effective date of any registration statement which includes Registrable Securities (except as part of such registration).

       5.   Registration Procedures. Whenever any Registrable Securities are to be registered pursuant to Sections 2 or 3 of this Agreement, the Company will use all reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof promptly, and in connection with the Demand Registration and with any Piggy-back Registration, the Company will promptly:

         (a)   prepare and file with the Commission by not later than April 1, 2003 a registration statement (subject to the Holder timely providing the Company with all information with respect to the Holder and the Holder’s intended method of disposition of the Registrable Securities that is required to be included in such registration statement) which includes the Registrable Securities and use all reasonable efforts to cause such registration statement to become effective; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of the registration statement, the Company will furnish to the Holder and to the underwriters, if any, draft copies of all such documents proposed to be filed at least five (5) business days prior thereto, which documents will be subject to the reasonable review of the Holder and such underwriters, and the Company will not, unless required by law, file any registration statement or amendment thereto or any prospectus or any supplement thereto (including such documents incorporated by reference) to which the Holder shall reasonably object. The Company will notify the Holder of any stop order issued or threatened by the Securities and Exchange Commission (the “Commission”) in connection therewith and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

         (b)   prepare and file with the Commission such amendments and post-effective amendments to the registration statement as may be necessary to keep the registration statement, subject to the provisions of this Section 5, continuously effective (including without limitation as may be necessary to designate Transferees (as defined in Section 8) as selling security holders or to otherwise provide the benefits of this Agreement to any Transferee, and in connection therewith the Company shall if required by law file and keep effective a new registration statement with respect to any such Transferee), (i) with respect to a Piggy-back Registration, for a period of not less than 180 days and (ii) with respect to the Demand Registration, for a period of time commencing on the date the registration statement for the Demand Registration becomes effective and ending on January 30, 2008 (or such shorter period which will terminate when all Registrable Securities covered by any such Piggy-back Registration or Demand Registration have been sold pursuant to such effective registration statement, but not prior to the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable); cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act (including without limitation as may be necessary to designate Transferees as selling security holders or to otherwise provide the benefits of this Agreement to any Transferee); and comply with the provisions of the Securities Act applicable to it with respect to the disposition of all securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition thereof set forth in such registration statement or supplement to the prospectus;

         (c)   furnish to the Holder and the underwriter or underwriters, if any, without charge, such number of conformed copies of the registration statement and any post-effective amendment thereto and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any documents incorporated by reference therein, as the Holder or such underwriter may request in order to facilitate the disposition of the Registrable Securities being sold by such holder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by the Holder and the underwriter or underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto);

         (d)   notify the Holder at any time when a prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, when the Company becomes aware of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading and, as promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

         (e)   make generally available to its security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than 60 days after the end of the 12-month period beginning with the first day of the Company’s first fiscal quarter commencing after the effective date of the registration statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on forms 1O-Q, 10-K and 8-K under the Securities Exchange Act of 1934, as amended, and otherwise complies with Rule 158 under the Securities Act as soon as possible;

         (f)   make reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible moment;

         (g)   if requested by the managing underwriter or underwriters or the Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters requests, or the Holder reasonably requests, to be included therein, including, without limitation, with respect to the principal amount of Registrable Securities being sold by the Holder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

         (h)   as promptly as practicable after filing with the Commission of any document which is incorporated by reference into a registration statement, deliver a copy of such document to the Holder;

         (i)   on or prior to the date on which the registration statement is declared effective, use all reasonable efforts to register or qualify, and cooperate with the Holder, the underwriter or underwriters, if any, and their counsel, in connection with the registration or qualification of the Registrable Securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as the Holder or any such underwriter requests in writing, to use all reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period such registration statement is required to be kept effective and to do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Securities covered by the applicable registration statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

         (j)   cooperate with the Holder and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or the Holder may request;

         (k)   use all reasonable efforts to cause the Registrable Securities covered by the registration statement to be registered with or approved by such other governmental agencies or authorities within the United States including the blue sky or securities administrators of such jurisdictions as may be requested by the Holder as may be necessary to enable the Holder or the underwriter or underwriters, if any, to consummate the disposition of such securities;

         (l)   if applicable, enter into such customary agreements (including an underwriting agreement in customary form) and take such other actions as the Holder or the underwriters, if any, request in order to expedite or facilitate the disposition of such Registrable Securities;

         (m)   make available for inspection by the Holder, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by the Holder or any such underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided that the Company shall not be required to provide any information under this paragraph if to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information; and provided further, that Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed to the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided that prior to furnishing any such information, the Company shall be entitled to require the Holder to enter into a confidentiality agreement in customary form and subject to customary exceptions and provided, further, that any decision not to disclose information pursuant to clause (i) shall be made after consultation with counsel for the Company and counsel for the Holder; and the Holder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction give notice to the Company and allow the Company at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential; and

         (n)   use all reasonable efforts to obtain a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the Holder or the underwriters, if any, shall reasonably request.

       Upon receipt of any notice from the Company of the happening of any event of the type described in subsection (d) of this Section 5, the Holder will forthwith discontinue disposition of the Registrable Securities until receipt of the copies of the supplemented or amended prospectus contemplated by subsection (d) of this Section 5 or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus and, if so directed by the Company, the Holder will, or will request the managing underwriter or underwriters, if any, to, deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the time periods mentioned in subsection (b) of this Section 5 shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when the Holder shall have received the copies of the supplemented or amended prospectus contemplated by subsection (d) of this Section 5 or the Advice.

       6.   Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement including without limitation, all Commission and securities exchange or NASD registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger and delivery expenses, internal expenses (including without limitation, all salaries and expenses of the Company’s officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with the listing of the securities to be registered, if any, on each securities exchange on which similar securities issued by the Company are then listed and reasonable fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any special audit or “cold comfort” letters required by or incident to such performance), securities act liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, reasonable fees and expenses of counsel for the Holder incurred in connection with each registration hereunder (but not including any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities which shall be paid by the Holder) and any reasonable out-of-pocket expenses of the Holder excluding any travel costs and counsel fees except as set forth above (all such expenses being herein called “Registration Expenses”) will be borne by the Company.

       7.   Indemnification; Contribution

         (a)   Indemnification by the Company. The Company agrees to indemnify and hold harmless the Holder, its officers, directors and each person who controls such holder (within the meaning of the Securities Act), and any agent or investment adviser thereof against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, any amendment or supplement thereto, any prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same arise out of or are based upon any such untrue statement or omission based upon information with respect to the Holder furnished in writing to the Company by or on behalf of the Holder expressly for use therein; provided that, in the event that the prospectus shall have been amended or supplemented and copies thereof, as so amended or supplemented shall have been furnished to the Holder prior to the confirmation of any sales of Registrable Securities, such indemnity with respect to the prospectus shall not inure to the benefit of the Holder if the person asserting such loss, claim, damage or liability did not, at or prior to the confirmation of the sale of the Registrable Securities to such person, receive a copy of the prospectus as so amended or supplemented and the untrue statement or omission of a material fact contained in the prospectus was corrected in the prospectus as so amended or supplemented. In connection with an underwritten offering, the Company will indemnify the underwriters thereof, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holder except with respect to information provided by the underwriter specifically for inclusion therein.

         (b)   Indemnification by the Holder. In connection with any registration statement in which the Holder participates, the Holder will furnish to the Company in writing such information with respect to the Holder as the Company reasonably requests for use in connection with any such registration statement or prospectus and agrees to indemnify, to the extent permitted by law, the Company, its directors and officers and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement is contained in or such omission relates to any information with respect to the Holder so furnished in writing by such holder specifically for inclusion in any prospectus or registration statement. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

         (c)   Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such person will claim indemnification or contribution pursuant to this Agreement and, unless in the reasonable judgment of counsel of such indemnified party a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claim. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

         (d)   Contribution. If the indemnification provided for in this Section 7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7(c), any reasonable legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

       The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7(d), no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and the Holder shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of the Holder were offered to the public exceeds the amount of any damages which the Holder has otherwise been required to pay by reason of such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

       If indemnification is available under this Section 7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 7(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 7(d).

       8.   Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities granted pursuant to this Agreement may be transferred or assigned by the Holder to one or more transferees or assignees of the Registrable Securities or the Warrants (“Transferees”); provided, however, that the Transferee assumes the obligations of such transferor or assignor, as the case may be, under this Agreement. In the event that the Holder transfers or assigns its rights under this Agreement to one or more Transferees in accordance with this Section 8, all references to “the Holder” throughout this Agreement shall be deemed to refer collectively to the Holder and the Transferees of the Registrable Securities or the Warrants.

       9.   Miscellaneous.

         (a)   Remedies. In addition to being entitled to exercise all rights granted by law, including recovery of damages, the Holder will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

         (b)   Amendments. This Agreement may not be amended, modified or supplemented, except in a written amendment signed by the Company and the Holder.

         (c)   Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telex or telecopier, registered or certified mail (return receipt requested), postage prepaid or courier to the parties at the following addresses (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof). Notices sent by mail shall be effective two days after mailing, notices sent by telex shall be effective when answered back, notices sent by telecopier shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the next business day after timely delivery to the courier:

           (i)   if to the Holder, at the following address:

           (ii)   if to the Company, at the following address: Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: General Counsel, Telecopy No. (773) 399-0126

         (d)   Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

         (e)   Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         (f)   Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         (g)   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed wholly within that State.

         (h)   Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

         (i)   Entire Agreement; No Rights Under Bally Registration Rights Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be the complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter and the Holder hereby acknowledges that he has no rights under the Bally Registration Rights Agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BALLY TOTAL FITNESS HOLDING CORPORATION

By:	/s/ Cary A. Gaan

Name: Cary A. Gaan
Title: Senior Vice President

By:	/s/ Lee S. Hillman

Lee S. Hillman

Exhibit 5.1

April 30, 2003

Board of Directors
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr
Chicago, Illinois 60631

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

       Bally Total Fitness Holding Corporation, a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, a Registration Statement on Form S-3 filed on April 30, 2003 (the “Registration Statement”), which Registration Statement relates to a proposed public offering of 735,701 shares of common stock, par value $.01 per share, of the Company (the “Shares”) that will be issued upon the exercise of certain warrants issued pursuant to a Warrant Agreement between the Company and Bally Entertainment Corporation dated as of December 29, 1995, as amended by agreement between the Company and Lee S. Hillman (as successor to Bally Entertainment Corporation) dated as of January 21, 2003 (the “Warrant Agreement”). Mr. Hillman or his transferees, pledgees, donees or successors may transfer any of the Shares or warrants before or after the Registration Statement becomes effective.

       You have requested our opinion in connection with the Company’s filing of the Registration Statement. In this regard, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter including, without limitation, the Warrant Agreement, the Company’s Certificate of Incorporation and the Registration Statement.

       In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to facts material to the opinion expressed in this letter, we have relied on statements and certificates of officers of the Company and of state authorities.

       We have investigated such questions of law for the purpose of rendering the opinion in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware.

       The opinion expressed herein assumes that there is no change in the facts, circumstances and law in effect on the date of this opinion, particularly as they relate to corporate authority and the Company’s good standing under Delaware law.

       On the basis of and in reliance on the foregoing, we are of the opinion that the Shares to be issued and sold by the Company, when and if issued and paid for in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and nonassessable.

       The opinion in this letter is rendered to the Company in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to being named in the Registration Statement under the heading “Legal Matters” as counsel to the Company. The opinion may not be relied upon by the Company for any other purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

Very truly yours,

KAHN KLEINMAN
A Legal Professional Association

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

       We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-) and related Prospectus of Bally Total Fitness Holding Corporation for the registration of 735,701 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 2003, with respect to the consolidated financial statements and schedule of Bally Total Fitness Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Chicago, Illinois
April 28, 2003